HOME EQUITY ASSET TRUST 2006-6

DERIVED INFORMATION  [7/10/06]

[$835,975,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$835,975,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-6

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-130884 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – ARM Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 7/01/06 cutoff date.  Approximately 11.4% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	3,433
Total Outstanding Loan Balance	$699,586,180*	Min	Max
Average Loan Current Balance	$203,783	$39,285	$1,000,000
Weighted Average Original LTV	78.9%
Weighted Average Coupon	7.94%	5.47%	12.11%
Arm Weighted Average Coupon	7.94%
Fixed Weighted Average Coupon	0.00%
Weighted Average Margin	6.25%	2.25%	9.99%
Weighted Average FICO (Non-Zero)	629
Weighted Average Age (Months)	3
% First Liens	100.0%
% Second Liens	0.0%
% Arms	100.0%
% Fixed	0.0%
% of Loans with Mortgage Insurance	0.0%

*

Approximately [$721,500,000] of the total approximately [$850,000,100] deal collateral will be comprised of ARM loans.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.47 - 5.50	2	425,607	0.1	5.48	73.7	667
5.51 - 6.00	43	10,257,999	1.5	5.90	75.1	654
6.01 - 6.50	147	37,131,605	5.3	6.33	75.8	657
6.51 - 7.00	392	95,178,969	13.6	6.83	76.6	649
7.01 - 7.50	581	124,295,157	17.8	7.31	78.0	648
7.51 - 8.00	701	142,983,833	20.4	7.80	78.0	633
8.01 - 8.50	490	100,090,228	14.3	8.30	79.5	626
8.51 - 9.00	452	87,522,288	12.5	8.79	80.7	611
9.01 - 9.50	253	44,146,884	6.3	9.27	83.3	603
9.51 - 10.00	218	37,441,753	5.4	9.74	82.7	586
10.01 - 10.50	81	11,482,282	1.6	10.28	82.2	572
10.51 - 11.00	46	6,037,522	0.9	10.74	84.6	565
11.01 - 11.50	15	1,107,197	0.2	11.27	80.3	562
11.51 - 12.00	10	946,829	0.1	11.70	73.7	518
12.01 - 12.11	2	538,029	0.1	12.11	71.0	538
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
FICO	Loans	Balance	Balance	%	%	FICO
497 - 500	6	1,051,166	0.2	9.65	75.8	500
501 - 525	107	15,372,697	2.2	9.39	72.4	514
526 - 550	235	37,916,961	5.4	9.13	77.3	539
551 - 575	222	38,256,979	5.5	8.67	77.2	564
576 - 600	639	114,673,846	16.4	8.19	79.3	589
601 - 625	723	142,654,895	20.4	7.86	79.6	613
626 - 650	557	120,973,235	17.3	7.64	79.4	639
651 - 675	425	96,520,535	13.8	7.71	79.3	662
676 - 700	260	66,210,309	9.5	7.59	78.8	688
701 - 725	134	32,854,541	4.7	7.47	79.3	712
726 - 750	62	17,219,607	2.5	7.73	78.4	738
751 - 775	42	10,355,547	1.5	7.26	78.3	763
776 - 800	19	5,184,604	0.7	7.28	79.0	782
801 - 809	2	341,258	0.0	7.25	75.0	804
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
39,285 - 50,000	18	858,389	0.1	9.47	65.7	586
50,001 - 100,000	657	50,536,249	7.2	8.57	78.9	605
100,001 - 150,000	764	95,481,946	13.6	8.12	78.5	611
150,001 - 200,000	620	108,972,571	15.6	7.96	79.1	624
200,001 - 250,000	447	100,186,303	14.3	7.93	78.7	627
250,001 - 300,000	308	84,286,070	12.0	7.75	79.0	633
300,001 - 350,000	197	64,023,143	9.2	7.74	79.0	635
350,001 - 400,000	143	53,272,276	7.6	7.70	78.8	640
400,001 - 450,000	86	36,629,514	5.2	7.75	78.8	649
450,001 - 500,000	74	35,285,027	5.0	7.80	79.0	646
500,001 - 550,000	54	28,170,472	4.0	8.02	80.1	651
550,001 - 600,000	28	16,091,915	2.3	7.87	79.7	653
600,001 - 650,000	15	9,468,435	1.4	8.06	77.1	648
650,001 - 700,000	9	6,047,169	0.9	8.03	81.0	629
700,001 - 750,000	6	4,364,007	0.6	7.98	80.7	630
750,001 - 800,000	4	3,164,106	0.5	8.82	76.2	603
800,001 - 1,000,000	3	2,748,587	0.4	8.07	77.6	686
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Original LTV (%)	Loans	Balance	Balance	%	%	FICO
18.22 - 50.00	51	7,184,347	1.0	8.01	42.6	599
50.01 - 55.00	26	5,200,010	0.7	8.02	53.4	601
55.01 - 60.00	47	8,105,536	1.2	7.83	57.9	596
60.01 - 65.00	83	16,405,571	2.3	8.11	63.7	591
65.01 - 70.00	165	32,937,077	4.7	7.88	69.0	595
70.01 - 75.00	673	143,426,592	20.5	7.47	74.7	640
75.01 - 80.00	1,655	340,149,383	48.6	7.79	79.8	639
80.01 - 85.00	257	52,987,936	7.6	8.65	84.6	601
85.01 - 90.00	355	76,230,244	10.9	8.75	89.7	618
90.01 - 95.00	61	11,250,086	1.6	9.07	94.6	623
95.01 - 100.00	60	5,709,400	0.8	9.35	100.0	643
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	747	150,446,835	21.5	8.51	79.3	628
0.50	34	3,324,220	0.5	8.56	85.5	625
1.00	173	45,785,861	6.5	8.10	78.2	647
2.00	1,666	324,450,449	46.4	7.92	79.2	618
3.00	813	175,578,816	25.1	7.46	78.1	647
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	2,252	415,171,920	59.3	7.69	78.7	617
Reduced	593	140,810,004	20.1	8.19	80.3	658
Stated Income / Stated Assets	585	142,517,024	20.4	8.44	78.1	637
No Income / No Assets	3	1,087,233	0.2	8.84	70.3	676
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	3,253	664,032,711	94.9	7.91	78.9	628
Second Home	18	3,194,896	0.5	8.16	79.1	624
Investor	162	32,358,573	4.6	8.63	79.6	649
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
State	Loans	Balance	Balance	%	%	FICO
California	687	231,114,549	33.0	7.58	77.7	649
Florida	387	74,352,082	10.6	8.06	78.6	622
Washington	153	32,264,798	4.6	7.73	79.4	634
Arizona	159	30,001,268	4.3	8.00	78.2	621
Nevada	106	25,243,461	3.6	7.80	78.5	638
Georgia	130	20,287,985	2.9	8.22	80.6	619
Maryland	88	20,076,999	2.9	8.14	77.3	594
Oregon	104	20,049,532	2.9	7.50	78.1	644
Virginia	96	18,606,417	2.7	8.10	79.5	612
New York	61	18,083,173	2.6	8.62	76.9	612
Illinois	88	17,823,635	2.5	8.65	82.2	629
Colorado	111	16,650,632	2.4	7.61	79.6	625
New Jersey	61	14,301,058	2.0	8.31	77.5	625
Ohio	116	13,496,185	1.9	8.31	82.4	606
Texas	106	12,661,531	1.8	8.43	80.2	602
Other	980	134,572,876	19.2	8.27	80.7	615
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,792	359,491,602	51.4	7.77	79.7	649
Refinance - Rate Term	220	39,676,221	5.7	7.87	78.5	619
Refinance - Cashout	1,421	300,418,357	42.9	8.16	78.0	607
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 2/28	1,646	305,066,965	43.6	8.14	79.3	616
Arm 2/28 - Balloon 40/30	732	162,855,131	23.3	7.94	79.2	630
Arm 2/28 - Dual 40/30	144	41,193,587	5.9	8.08	80.2	630
Arm 3/27	159	25,842,102	3.7	7.88	79.7	643
Arm 3/27 - Balloon 40/30	38	7,325,093	1.0	7.72	78.7	660
Arm 3/27 - Balloon 45/30	668	148,528,587	21.2	7.55	77.4	650
Arm 5/25	21	3,618,545	0.5	7.78	78.4	649
Arm 5/25 - Balloon 40/30	14	2,865,371	0.4	7.23	73.3	638
Arm 5/25 - Balloon 45/30	11	2,290,798	0.3	7.39	76.1	685
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	2,796	550,306,334	78.7	7.93	78.8	626
PUD	264	64,956,003	9.3	7.87	79.6	634
Condo	219	41,811,850	6.0	7.96	78.8	641
2 Family	111	28,885,616	4.1	8.23	79.6	642
3-4 Family	43	13,626,378	1.9	8.31	77.6	657
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.00	10	2,581,014	0.4	7.42	75.1	686
4.01 - 4.50	12	3,096,434	0.4	6.27	79.0	672
4.51 - 5.00	53	14,546,426	2.1	6.63	77.7	679
5.01 - 5.50	643	152,478,576	21.8	7.60	78.5	640
5.51 - 6.00	695	149,633,316	21.4	7.71	78.3	630
6.01 - 6.50	703	139,738,942	20.0	7.90	78.4	630
6.51 - 7.00	629	124,206,362	17.8	8.12	78.9	627
7.01 - 7.50	300	55,711,980	8.0	8.47	79.3	617
7.51 - 8.00	272	43,326,706	6.2	9.07	81.3	594
8.01 - 8.50	70	9,943,487	1.4	9.29	86.0	606
8.51 - 9.00	29	3,159,744	0.5	9.11	87.1	611
9.01 - 9.99	17	1,163,193	0.2	10.40	93.3	597
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
4 - 6	1	86,486	0.0	6.45	80.0	625
7 - 9	1	157,500	0.0	7.90	94.9	497
10 - 12	1	170,049	0.0	7.75	90.0	673
13 - 15	9	2,002,437	0.3	6.53	82.2	619
16 - 18	35	7,444,027	1.1	7.96	81.4	622
19 - 21	1,864	366,497,540	52.4	8.08	79.0	618
22 - 24	611	132,757,644	19.0	8.09	80.0	632
25 - 27	4	1,126,126	0.2	7.05	76.4	659
28 - 30	13	1,962,651	0.3	7.76	79.6	612
31 - 33	638	136,877,586	19.6	7.53	77.7	647
34 - 36	210	41,729,420	6.0	7.87	78.0	658
37 >=	46	8,774,714	1.3	7.50	76.1	655
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.92 - 11.50	27	8,235,596	1.2	6.23	73.5	648
11.51 - 12.00	90	21,598,800	3.1	6.44	74.0	646
12.01 - 12.50	188	48,747,873	7.0	6.70	77.1	651
12.51 - 13.00	421	100,950,528	14.4	7.02	77.1	647
13.01 - 13.50	601	127,472,445	18.2	7.49	78.3	647
13.51 - 14.00	692	144,496,835	20.7	7.96	78.8	633
14.01 - 14.50	446	87,903,901	12.6	8.40	79.9	624
14.51 - 15.00	404	71,822,430	10.3	8.86	80.6	604
15.01 - 15.50	221	35,674,576	5.1	9.29	82.8	599
15.51 - 16.00	185	31,733,761	4.5	9.61	82.2	585
16.01 - 16.50	79	10,900,666	1.6	10.00	80.9	568
16.51 - 17.00	55	7,420,840	1.1	10.33	83.4	566
17.01 - 17.50	12	1,143,956	0.2	10.88	85.3	592
17.51 - 18.00	9	771,099	0.1	11.49	80.2	534
18.01 - 18.95	3	712,875	0.1	12.07	68.6	530
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
2.25 - 4.50	2	413,070	0.1	7.80	76.9	710
5.01 - 5.50	3	555,226	0.1	5.63	73.4	652
5.51 - 6.00	50	11,899,948	1.7	6.17	74.2	645
6.01 - 6.50	148	37,333,777	5.3	6.35	75.9	657
6.51 - 7.00	409	99,243,653	14.2	6.89	76.4	648
7.01 - 7.50	584	124,342,758	17.8	7.32	77.9	648
7.51 - 8.00	694	140,588,730	20.1	7.81	78.2	634
8.01 - 8.50	485	98,856,407	14.1	8.30	79.6	626
8.51 - 9.00	443	85,828,858	12.3	8.79	80.9	610
9.01 - 9.50	248	43,619,487	6.2	9.27	83.4	603
9.51 - 10.00	217	37,057,222	5.3	9.75	82.6	586
10.01 - 10.50	79	11,319,895	1.6	10.29	82.2	572
10.51 - 11.00	45	5,985,060	0.9	10.74	84.7	565
11.01 - 11.50	14	1,057,231	0.2	11.27	80.7	562
11.51 - 12.11	12	1,484,857	0.2	11.85	72.7	525
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.50	4	1,201,814	0.2	7.53	78.7	660
2.00	845	186,224,108	26.6	8.18	78.6	620
3.00	2,561	507,919,571	72.6	7.86	79.1	633
5.00	20	3,520,669	0.5	7.48	70.7	631
6.00	3	720,018	0.1	8.15	63.3	627
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	3,287	672,297,067	96.1	7.93	78.9	630
1.50	128	23,138,278	3.3	8.48	80.4	614
2.00	18	4,150,835	0.6	7.86	73.8	644
Total:	3,433	699,586,180	100.0	7.94	78.9	629

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	3,154	619,723,024	88.6	8.02	78.9	625
24	2	769,598	0.1	7.12	81.9	662
60	275	78,752,060	11.3	7.40	79.1	660
120	2	341,498	0.0	6.89	85.0	655
Total:	3,433	699,586,180	100.0	7.94	78.9	629